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Exhibit 5.3

Tyco International Ltd.
Freier Platz 10
CH-8200 Schaffhausen
Switzerland

Lugano, May 1, 2009
121353\2100 tyco international ltd\sec\000002.doc

Tyco International Ltd.

Dear Sirs,

        We have acted as Swiss counsel to Tyco International Ltd., a company limited by shares (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission on May 1, 2009 of the post-effective amendment No. 1 (the "Amendment") to registration statement on Form S-3 (No. 333-1534910), as amended, with respect to, inter alia, the offer by the Company from time to time of registered shares of par value CHF 8.53 (the "Registered Shares") and the guarantees by the Company of the debt securities (a "Guarantee" or the "Guarantees"), pursuant to the terms of one or more supplemental prospectus to the Prospectus in the Amendment.

I.    DOCUMENTS

        For purposes of rendering this opinion, we have examined and relied on the following documents:

a)
an excerpt from the commercial register of the Canton Schaffhausen Commercial Register of the Canton of Schaffhausen in respect of the Company, certified by such Commercial Register to be up-to-date as of 17 March 2009 (the "Excerpt");

b)
a copy of the public deed regarding the special general meeting of the Company dated 12 March 2009 (the "Public Deed");

c)
articles of association of the Company dated 12 March 2009 as filed with the register of commerce in Schaffhausen, Switzerland ("Articles of Association").

        The documents referred to a) and d) are referred to together as the "Documents".

        We have further examined such other records, documents and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

II.    ASSUMPTIONS

        In giving this opinion, we have assumed that:

a)
all Documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)
all signatures on the Documents are genuine;

c)
no bankruptcy, reorganization, liquidation or similar proceedings is or are pending or were initiated against the Company outside Switzerland, no litigation, administrative or other proceeding of or before any non-Swiss governmental authority is pending against the Company outside Switzerland and that the Company has not passed a voluntary winding-up resolution, no petition has been presented or order been made by a court for the winding-up, dissolution, composition or administration of the Company and no receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues outside Switzerland;

d)
there are no provisions of the laws or regulations of any jurisdiction other than Switzerland which would be contravened by the execution, delivery or filing of the Amendment or any supplemental prospectus issued pursuant to the Amendment, or any indenture entered into in relation to the debt securities or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Amendment or any supplemental prospectus issued pursuant to the Amendment, or any indenture entered into in relation to the debt securities is required to be performed or taken in any jurisdiction outside Switzerland, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

e)
when executed and delivered, the Amendment will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of this opinion;

f)
at the time of the issue of any Registered Shares, the Company will have sufficient authorized or conditional share capital according to the Company's Articles of Association to make such issue;

g)
any supplemental prospectus prepared in relation to the offer of the Registered Shares, as contemplated by the Amendment will comply with and have been prepared in accordance with all relevant legislation and the Documents;

h)
at the time of the issue by the Company of any Registered Shares, the Board of Directors of the Company will have duly authorised the creation of the Registered Shares according to the Company's Articles of Association and the applicable Swiss law;

i)
at the time of the granting of a Guarantee the Board of Directors of the Company will have duly authorised the granting of such Guarantee;

j)
the indentures with respect to the debt securities and the related Guarantees constitute legal, valid, binding and enforceable obligations of the parties thereto under the governing law;

k)
the underlying agreements regarding warrants or units constitute legal, valid, binding and enforceable obligations of the parties thereto under the governing law;

l)
the exercise price of any option granted under any warrant agreement Plans is at least the current par value of CHF 8.53 per share;

m)
all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland, for the legality, validity and enforceability of the debt securities have been duly obtained and are and will remain in full force and effect;

n)
the issue of Registered Shares upon exercise of warrants under any warrant agreement will (i) be in accordance with the terms and the procedures described in such warrant agreement and (ii) that the exercise price payable under any warrant agreement is paid by the warrant holder to the Company either in cash or by conversion;

o)
the Registered Shares will be issued at least for the par value of each Registered Share; and

p)
the requisite reports of the Company's auditors according to Article 653f of the Swiss Code of Obligations (the "CO"), (ii) the amendments of the Articles of Association according to article 653g CO, and (iii) the entry of the share capital increase into the Commercial Register of the Canton of Schaffhausen will be given or made.

III.    OPINIONS

        On the basis of the foregoing and subject to the qualifications hereinafter set forth, we express the following opinions:

a)
The Registered Shares when issued and paid for in accordance with the Articles of Association, and, if applicable, in accordance with the terms and conditions referred to in the Amendment and in accordance with the terms and conditions of the underlying agreements, and, provided the issue price for such Registered Shares has been fully paid in, will be validly issued, fully paid-in and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

b)
When the principal amounts, applicable rates of interest and other terms of the debt securities shall have been approved in accordance with the Company's Articles of Association and organizational regulations and the CO and duly executed by a person or persons with signatory rights, the Guarantees created and issued upon the terms of the relevant indentures creating such debt securities as described in the Amendment, all necessary action required to be taken by the Company pursuant to Swiss law by or on behalf of the Company to issue the Guarantees will have been taken.

IV.    QUALIFICATIONS

        This opinion is subject to the following qualifications:

a)
This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, any representations and warranties made by the parties to the Plans or any matters of fact.

b)
Enforcement in Switzerland of judgments rendered outside Switzerland would be subject to the limitations set forth in (a) the Lugano Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters of September 16, 1988 (b) such other international treaties under which Switzerland is bound, and (c) the Swiss Federal Code on Private International Law (Bundesgesetz über das Internationale Privatrecht), in particular, and without limitation to the foregoing, the general principles of the Swiss ordre public as defined in Art. 17 and 18 of the Swiss Federal Code on Private International Law. Enforcement in Switzerland of judgments rendered outside Switzerland may furthermore be limited if the foreign court violated fundamental procedural principles as defined in Art. 27 of the Swiss Federal Code on Private International Law or if such enforcement would contravene the Swiss ordre public. In particular, remedies such as an order for specific performance or an injunction are discretionary remedies and may not be available under the laws of Switzerland where damages are considered to be an adequate remedy. Enforcement under Swiss debt collection and bankruptcy proceedings may only be made in Swiss francs and an USD amount or an amount in any other currency must accordingly be converted into Swiss franc at the rate obtained on the date of instituting the enforcement proceedings.

c)
Based on statutory law and generally accepted principles with respect to usury (which under Swiss jurisprudence are interests in excess of 18% per annum), the interest and provision fee payments under any of the debt securities may be subject to limitations.

        The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred.

        In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon subject to the reservation that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

        We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. This opinion is exclusively addressed to the addressee for their own use and benefit and may not be relied upon by any other persons or copies distributed to any other person. We consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the U.S. Securities & Exchange Commission.

Very truly yours,

/s/ Matthias Staehelin

Matthias Staehelin

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  Exhibit 5.3